Exhibit 99.1

SAUL CENTERS, INC.

7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522

(301) 986-6200

Saul Centers, Inc. Reports

Fourth Quarter and Annual 2005 Earnings

February 22, 2006, Bethesda, MD.

Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust (REIT), announced its operating results for the quarter and year ended December 31, 2005. Total revenues for the quarter ended December 31, 2005 increased 10.8% to $32,774,000 compared to $29,569,000 for the 2004 quarter. Operating income, defined as net income available to common stockholders before minority interests and preferred stock dividends increased 18.0% to $9,740,000 compared to $8,256,000 for the comparable 2004 quarter. Net income available to common stockholders was $5,890,000 or $0.35 per diluted share for the 2005 quarter, a per share increase of 34.6% compared to net income available to common stockholders of $4,228,000 or $0.26 per diluted share for the 2004 quarter. Acquisitions and developments completed during the trailing twelve months produced the significant portion of increased operating income for the 2005 fourth quarter.

Same property revenues for the total portfolio increased 4.4% for the 2005 fourth quarter compared to the same quarter in 2004 and same property operating income increased 2.8%. The same property comparisons exclude the results of operations of properties not in operation for each of the comparable reporting periods. Additionally, Lexington Mall results are not included in same property performance due to the planned redevelopment of the center. Property operating income is calculated as total property revenue less property operating expenses, provision for credit losses and real estate taxes. Same property operating income in the shopping center portfolio increased 3.2% for the 2005 fourth quarter compared to the prior year’s quarter. Same property operating income in the office portfolio grew 1.8% for the 2005 quarter.

For the year ended December 31, 2005, total revenues increased 12.6% to $127,015,000 compared to $112,842,000 for the 2004 year. Operating income before gain on property sold, minority interests and preferred stock dividends increased 9.8% to $37,025,000 compared to $33,707,000 for the 2004 year. Net income available to common stockholders was $21,227,000 or $1.27 per diluted share for the 2005 year, resulting in a per share increase of 13.4% compared to net income available to common stockholders of $18,174,000 or $1.12 per diluted share for the 2004 year. Acquisitions and developments completed during 2004 and 2005 produced the significant portion of increased operating income for the 2005 year.

Same property revenues for the total portfolio increased 3.4% for the 2005 year compared to the 2004 year and same property operating income increased 2.3%. Same property operating income in the shopping center portfolio increased 2.6% and same property operating income in the office portfolio grew 1.6% for the 2005 year.

www.SaulCenters.com

SAUL CENTERS, INC.

7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522

(301) 986-6200

As of December 31, 2005, 97.1% of the operating portfolio was leased, compared to 93.9% a year earlier. The 2004 leasing percentage was adversely impacted by 133,000 square feet of vacant space in the Lexington Mall which the Company was not leasing in anticipation of redeveloping the shopping center. Since September 30, 2005, the Company has been actively planning the redevelopment of the property and has taken the space out of service. On a same property basis, 96.9% of the portfolio was leased, compared to the prior year level of 95.7%. The increase in 2005 leasing percentage resulted from the lease-up of space at Olde Forte Village and Southside Plaza and to a lesser extent, the full lease-up of Washington Square.

Funds From Operations (FFO) available to common shareholders (after deducting preferred stock dividends) increased 12.8% to $13,628,000 in the 2005 fourth quarter compared to $12,084,000 for the same quarter in 2004. The $1,544,000 increase in FFO available to common shareholders in the 2005 quarter resulted primarily from increased operating income from retail acquisition and development properties. On a diluted per share basis, FFO available to common shareholders increased 8.9% to $0.61 per share in 2005 compared to $0.56 for the 2004 quarter. FFO available to common shareholders for the 2005 year increased by $6,191,000 (13.2%) to $53,222,000 primarily due to increased operating income from retail acquisition and development properties and to a lesser extent, the resolution of the Lexington Mall land use dispute during the third quarter. Diluted per share FFO available to common shareholders increased 10.0% to $2.42 per share in 2005 compared to $2.20 for the 2004 year. FFO, a widely accepted non-GAAP financial measure of operating performance for real estate investment trusts, is defined as net income plus minority interests, extraordinary items and real estate depreciation and amortization, excluding gains and losses from property sales.

During 2005, the Company paid four quarterly dividends totaling $1.60 per share on its common stock. On January 31, 2006, the Company paid a quarterly common stock dividend of $0.42 per share, an annualized dividend rate of $1.68 per share.

Also during 2005, the Company acquired three grocery anchored shopping centers totaling 370,000 square feet, and completed the construction and lease-up of three neighborhood shopping center developments totaling 180,000 square feet.

Saul Centers is a self-managed, self-administered equity real estate investment trust headquartered in Bethesda, Maryland. Saul Centers currently operates and manages a real estate portfolio of 45 community and neighborhood shopping center and office properties totaling approximately 7.6 million square feet of leasable area. Over 80% of the Company’s cash flow is generated from properties in the metropolitan Washington, DC/Baltimore area.

Contact:	Scott V. Schneider
(301) 986-6220

www.SaulCenters.com

Saul Centers, Inc.

Condensed Consolidated Balance Sheets

($ in thousands)

	December 31, 2005	December 31, 2004
	(Unaudited)
Assets
Real estate investments
Land	$139,421	$119,029
Buildings	575,504	521,161
Construction in progress	47,868	42,618

	762,793	682,808
Accumulated depreciation	(195,376)	(181,420)

	567,417	501,388
Cash and cash equivalents	8,007	33,561
Accounts receivable and accrued income, net	23,410	20,654
Lease acquisition costs, net	19,834	17,745
Prepaid expenses	2,540	2,421
Deferred debt costs, net	5,875	5,011
Other assets	4,386	2,616

Total assets	$631,469	$583,396

Liabilities
Mortgage notes payable	$471,931	$453,646
Revolving credit facility	10,500	—
Dividends and distributions payable	11,319	10,424
Accounts payable, accrued expenses and other liabilities	13,679	12,318
Deferred income	9,558	6,044

Total liabilities	516,987	482,432

Minority Interests	3,068	—

Stockholders’ Equity
Preferred stock	100,000	100,000
Common stock	169	164
Additional paid in capital	123,339	106,886
Accumulated deficit	(112,094)	(106,086)

Total stockholders’ equity	111,414	100,964

Total liabilities and stockholders’ equity	$631,469	$583,396

Saul Centers, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
Revenue
Base rent	$25,784	$23,774	$99,448	$91,125
Expense Recoveries	5,343	4,352	20,027	16,712
Percentage Rent	639	491	2,057	1,635
Other	1,008	952	5,483	3,370

Total revenue	32,774	29,569	127,015	112,842

Operating Expenses
Property operating expenses	4,031	3,122	14,724	12,070
Provision for credit losses	54	189	237	488
Real estate taxes	2,870	2,585	11,040	9,789
Interest expense and deferred debt amortization	7,658	7,114	30,207	27,022
Depreciation and amortization	5,888	5,828	24,197	21,324
General and administrative	2,533	2,475	9,585	8,442

Total operating expenses	23,034	21,313	89,990	79,135

Operating Income	9,740	8,256	37,025	33,707
Gain on Property Disposition	—	—	—	572
Minority Interests	(1,850)	(2,028)	(7,798)	(8,105)

Net Income	7,890	6,228	29,227	26,174
Preferred Dividends	(2,000)	(2,000)	(8,000)	(8,000)

Net Income Available to Common Stockholders	$5,890	$4,228	$21,227	$18,174

Per Share Net Income Available to Common Stockholders :
Basic	$0.35	$0.26	$1.27	$1.13

Diluted	$0.35	$0.26	$1.27	$1.12

Weighted Average Common Stock Outstanding :
Common stock	16,840	16,352	16,663	16,154
Effect of dilutive options	119	100	107	57

Diluted weighted average common stock	16,959	16,452	16,770	16,211

Saul Centers, Inc.

Supplemental Information

(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
Reconciliation of Net Income to Funds From Operations (FFO)(1)
Net Income	$7,890	$6,228	$29,227	$26,174
Less: Gain on sale of property	—	—	—	(572)
Add: Real property depreciation & amortization	5,888	5,828	24,197	21,324
Add: Minority interests	1,850	2,028	7,798	8,105

FFO	15,628	14,084	61,222	55,031
Less: Preferred dividends	(2,000)	(2,000)	(8,000)	(8,000)

FFO available to common shareholders	$13,628	$12,084	$53,222	$47,031

Weighted Average Shares Outstanding :
Diluted weighted average common stock	16,959	16,452	16,770	16,211
Convertible limited partnership units	5,291	5,198	5,233	5,194

Diluted & converted weighted average shares	22,250	21,650	22,003	21,405

Per Share Amounts:
FFO available to common shareholders	$0.61	$0.56	$2.42	$2.20

Reconciliation of Net Income to Same Property Operating Income
Net Income	$7,890	$6,228	$29,227	$26,174
Add: Interest expense and deferred debt amortization	7,658	7,114	30,207	27,022
Add: Depreciation and amortization	5,888	5,828	24,197	21,324
Add: General and administrative	2,533	2,475	9,585	8,442
Less: Gain on property disposition	—	—	—	(572)
Less: Interest income	(140)	(82)	(661)	(257)
Add: Minority interests	1,850	2,028	7,798	8,105

Property operating income	25,679	23,591	100,353	90,238
Less: Acquisitions & developments	(1,745)	(321)	(12,418)	(6,101)
Less: Lexington property operating income	(41)	(24)	(1,966)	(101)

Total same property operating income	$23,893	$23,246	$85,969	$84,036

Total Shopping Centers	$17,050	$16,521	$58,987	$57,479
Total Office Properties	6,843	6,725	26,982	26,557

Total same property operating income	$23,893	$23,246	$85,969	$84,036

(1)	FFO is a widely accepted non-GAAP financial measure of operating performance of real estate investment trusts (“REITs”). FFO is defined by the National Association of Real Estate Investment Trusts as net income, computed in accordance with GAAP, plus minority interests, extraordinary items and real estate depreciation and amortization, excluding gains or losses from property sales. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Consolidated Statements of Cash Flows in the Company’s SEC reports for the applicable periods. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a supplemental measure of operating performance and along with cash flow from operating activities, financing activities and investing activities, it provides investors with an indication of the ability of the Company to incur and service debt, to make capital expenditures and to fund other cash needs. FFO may not be comparable to similarly titled measures employed by other REITs.